Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of MISCOR Group, Ltd. and Subsidiaries on Amendment No. 1 to Form S-1 (No. 333-137940) of our report dated April 10, 2006, except for Notes F and Q, as to which the date is April 16, 2006, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the use in this Registration Statement of our report dated April 10, 2006, relating to the financial statement schedule of MISCOR Group, Ltd. and Subsidiaries, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, PA
November 2, 2006